Exhibit 99.1

Minim Announces CEO Transition

Jeremy Hitchcock, Founder, Chairman and Former CEO of Minim and Dyn (ACQ: Oracle) Appointed as Executive Chairman

MANCHESTER, NH, April 7, 2023 – Minim, Inc. (Nasdaq: MINM), the creator of home networking products and software under the globally-recognized Motorola brand, announces Jeremy Hitchcock has been named Executive Chairman. Mr. Hitchcock is the Founder, Chairman and Former CEO of Minim and Dyn (ACQ: Oracle). He assumes his responsibilities effective immediately succeeding Mehul Patel who has stepped down from his role as Chief Executive Officer to pursue other career opportunities.

Jeremy Hitchcock, Executive Chairman of Minim commented, “On behalf of the board, I want to thank Mehul for his service and contributions to Minim and wish him well in his next chapter.”

Mr. Hitchcock commented, “We remain committed to advancing our software strategy to deliver an exceptional product experience for our customers, grow our business and unlock value for our shareholders. There is a massive market opportunity in consumer home networking, and we believe we can capture a meaningful share with our powerful, intelligent products. Furthermore, at $50 million in annual revenue and a market cap of less than $5 million, or 0.1x sales, there is a measurable opportunity to capture additional value.”

Jeremy Hitchcock is an active angel investor in the New Hampshire startup community. Prior to Minim, Mr. Hitchcock co-founded Dyn, an Internet data company acquired by Oracle in 2017 for over $600 million. In his time working on a dual-use fund called New North Ventures and serving as Minim Board Chairperson, Mr. Hitchcock has led technology development teams to solve security problems at the national, commercial and consumer levels. Mr. Hitchcock holds a B.A. in Management Information Systems from Worcester Polytechnic Institute (WPI) and serves on the boards of the New Hampshire Tech Alliance, Southern New Hampshire University and the Community College System of New Hampshire. Alongside his wife, Liz, he runs an independent bookstore and partners with Manchester Moves, improving biking and walkability in the greater Manchester area.

About Minim

Minim, Inc. (NASDAQ: MINM) was born in 1977 as a networking company and now delivers intelligent software to protect and improve the WiFi connections we depend on to work, learn, and live. Minim’s cloud platform powers intuitive apps and a variety of routers, helping customers take control of their connected experience and privacy. Headquartered in Manchester, N.H., Minim holds the exclusive global license to design and manufacture consumer networking products under the Motorola brand. To learn more, visit https://www.minim.com .

MOTOROLA, the Stylized Motorola Logo and the Stylized M Logo are trademarks or registered trademarks of Motorola Trademark Holdings, LLC, and are used under license. All other trademarks are the property of their respective owners. © 2023 Motorola Mobility LLC.

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